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Exhibit 11                                COMPUTATION OF EARNINGS PER SHARE
                                          Fluke Corporation and Subsidiaries
                                                             Seven            Seven
                                       Year ended     months ended     months ended       Year ended       Year ended
                                         April 29,        April 30,           May 1,    September 25,    September 27,
                                             1994             1993             1992             1992             1991
Shares issued at beginning
  of period                             8,807,391        8,807,391        8,807,391        8,807,391        8,807,391
Less repurchased shares at
  beginning of period                  (2,464,936)      (2,472,756)      (2,511,214)      (2,511,214)      (2,293,983)
Shares outstanding at
  beginning of period                   6,342,455        6,334,635        6,296,177        6,296,177        6,513,408
Net issuance of shares
  under stock award plans,
  weighted average                          5,208            2,398           14,265           23,515            9,716
Shares issued for
  acquisiton, weighted average          1,000,000              ---              ---              ---              ---
Shares issued upon conversion
  of preferred shares,
  weighted average                        538,144              ---              ---              ---              ---
Less shares prchased during the
  period, weighted average                    ---              ---              ---              ---         (187,042)
Weighted average shares outstanding     7,885,807        6,337,033        6,310,442        6,319,692        6,336,082
Common share equivalents
  of convertible preferred
  shares, weighted average                    ---          538,144          542,198          540,578          548,693
Assumed exercise of stock
  options, weighted average
  of incremental shares                   145,889          194,286          162,539          173,425           59,166
Average shares and common
  share equivalents
  outstanding                           8,031,696        7,069,463        7,015,179        7,033,695        6,943,941

Earnings per share based on
  weighted average shares
  and common share equivalents
  outstanding                              $ 1.10           $ 0.95           $ 1.28          $  2.16           $ 0.46
Net Income (in thousands)                  $8,800           $6,743           $8,948          $15,204           $3,205
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